                              NEWS RELEASE

Weatherford Announces Quarterly Dividend, Increases Payout by 10%

HOUSTON, January 27, 2026 - Weatherford International plc (NASDAQ: WFRD) (“Weatherford” or the “Company”) today announced that its Board of Directors has declared a quarterly cash dividend of $0.275 per share on the Company’s ordinary shares, representing a 10% increase compared to the prior quarterly dividend. The dividend is payable on March 5, 2026 to shareholders of record as of February 6, 2026.

Girish Saligram, President and Chief Executive Officer of Weatherford, commented, “This dividend increase reflects the strength of our business and the progress we continue to make executing our strategy. With a healthy balance sheet, disciplined capital allocation, and strong free cash flow generation, we remain committed to returning value to shareholders while continuing to invest in the long-term growth of the Company.”

About Weatherford
Weatherford delivers innovative energy services that integrate proven technologies with advanced digitalization to create sustainable offerings for maximized value and return on investment. Our world-class experts partner with customers to optimize their resources and realize the full potential of their assets. Operators choose us for strategic solutions that add efficiency, flexibility, and responsibility to any energy operation. The Company conducts business in approximately 75 countries and has approximately 17,000 team members representing more than 110 nationalities and 310 operating locations. Visit weatherford.com for more information and connect with us on social media.
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For Investors:
Luke Lemoine
Weatherford Investor Relations
+1 713-836-7777
investor.relations@weatherford.com

For Media:
Kelley Hughes
Weatherford Communications, Marketing and Sustainability
media@weatherford.com